Banc of California Reports Strong Profitability and Continued Growth in Noninterest-bearing Deposits for Third Quarter 2022

SANTA ANA, Calif., (October 20, 2022) — Banc of California, Inc. (NYSE: BANC) today reported net income and net income available to common stockholders of $24.2 million, or $0.40 per diluted common share, for the third quarter of 2022. This compares to net income and net income available to common stockholders of $26.7 million, or $0.43 per diluted common share, for the second quarter of 2022. The third quarter includes pre-tax transaction costs of $2.1 million related to the Deepstack acquisition.
Third quarter highlights:

•Acquisition of Deepstack Technologies completed on September 15, 2022
•Adjusted diluted EPS of $0.44
•Return on average assets of 1.02%
•Adjusted return on average assets of 1.13%
•Pre-tax pre-provision return on average assets of 1.44%
•Adjusted pre-tax pre-provision return on average assets of 1.59%
•Net interest margin of 3.58%
•Noninterest-bearing deposits increased $117.0 million or 17% annualized to represent 40% of total quarter end deposits
•Average cost of total deposits of 0.47%
•Allowance for credit losses at 1.36% of total loans and 232% of non-performing loans, up from 1.34% and 224% in the prior quarter
•Repurchased $13.0 million of common stock during the quarter and $63.7 million cumulatively this year through October 18

Jared Wolff, President & CEO of Banc of California, commented, "During the third quarter, we executed further on the areas that drive franchise value. Our stable noninterest-bearing deposit base continued to expand, as noninterest-bearing deposits grew $117.0 million hitting 40% of total deposits at the end of the quarter. Our margin held up, even as we locked in some longer-term fixed-rate funding, and core loan growth outside of warehouse continued at a double digit annualized pace. Our core earnings power remained consistent in a challenging operating environment and we expect our asset sensitivity to support earnings growth going forward."

Mr. Wolff continued, “While we continued to deliver strong financial results for shareholders in the third quarter, we also took another significant step in building long-term franchise value with our acquisition of Deepstack Technologies and entry into the payments processing business. Our payments business adds a high value solution that will further enhance the banking experience we provide to clients, and as we scale this business over the next few years, we expect it to become a consistent source of high margin fee income and noninterest-bearing deposits that will be another catalyst for generating consistent and profitable growth.”

Lynn Hopkins, Chief Financial Officer of Banc of California, said, “During the third quarter, our net interest margin remained constant as we managed changes in the mix of earning assets, including lower warehouse balances, and the mix of funding sources as we strategically replaced certain higher costing deposits with longer-term fixed-rate funding. We believe our longer-term fixed-rate funding and noninterest-bearing deposits growth will improve our ability to manage our funding costs and expand our margin as we expect to see rising interest rates. In an operating environment that makes it challenging for banks to grow tangible book value, excluding our use of capital from the acquisition of Deepstack, we have protected and grown our tangible book value while also repurchasing 5% of our common shares this year. We also saw positive trends in credit quality with declines in non-performing loans and non-performing assets.”

Acquisition of Deepstack Technologies
On September 15, 2022, the Company completed its acquisition of the payments platform and technology of Global Payroll Gateway, Inc. and its wholly owned subsidiary, Deepstack Technologies, LLC (collectively, "Deepstack") for $24 million in cash and stock. Deepstack is a differentiated software-led and e-commerce payments platform that provides clients with payment solutions, including merchant processing, payments acceptance and disbursements, tokenization, virtual accounts, fraud protection tools, chargeback management, and reconciliation and reporting services. Deepstack advances Banc of California's goal to be the hub of the financial services ecosystem for clients while creating another driver of profitable long-term growth and franchise value including:
•Scalable, meaningful fee-based income
•New clients in verticals attractive to Banc of California
•New source of noninterest-bearing deposits

The Deepstack acquisition is accounted for as a business combination under U.S. GAAP and initial estimates of the fair value of identifiable intangible assets acquired are reflected in the Company's balance sheet as of September 30, 2022.

Income Statement Highlights

	Three Months Ended					Nine Months Ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	September 30, 2022	September 30, 2021
	($ in thousands)
Total interest and dividend income	$95,973	$88,418	$84,269	$81,573	$71,791	$268,660	$210,086
Total interest expense	16,565	10,119	7,828	8,534	8,815	34,512	29,347
Net interest income	79,408	78,299	76,441	73,039	62,976	234,148	180,739
Total noninterest income	5,681	7,186	5,910	5,605	5,519	18,777	13,771
Total revenue	85,089	85,485	82,351	78,644	68,495	252,925	194,510
Total noninterest expense	50,962	48,612	46,596	58,872	37,811	146,170	124,806
Pre-tax / pre-provision income(1)	34,127	36,873	35,755	19,772	30,684	106,755	69,704
Provision for (reversal of) credit losses	—	—	(31,542)	11,262	(1,147)	(31,542)	(4,408)
Income tax expense	9,931	10,161	18,785	2,759	8,661	38,877	17,517
Net income	$24,196	$26,712	$48,512	$5,751	$23,170	$99,420	$56,595

Net income available to common stockholders(2)	$24,196	$26,712	$43,345	$4,024	$21,443	$94,253	$46,493
(1)Non-GAAP Measure
(2)Balance represents the net income available to common stockholders after subtracting preferred stock dividends, income allocated to participating securities, participating securities dividends, and impact of preferred stock redemption from net income. Refer to the Statements of Operations for additional detail on these amounts.

Net interest income
Q3-2022 vs Q2-2022
Net interest income increased $1.1 million to $79.4 million for the third quarter due to higher average balances and yield on interest-earning assets, partially offset by higher average balances and costs on interest-bearing liabilities.
The net interest margin remained unchanged at 3.58% for the third quarter as the average interest-earning assets yield increased 29 basis points and the cost of average total funding increased 30 basis points. The yield on average interest-earning assets increased to 4.33% for the third quarter from 4.04% for the second quarter due to the mix of interest-earning assets and higher yields on loans, securities and other interest-earning assets. The overall loan yield increased 19 basis points to 4.54% during the third quarter as a result of the portfolio mix and the impact of higher market interest rates. The loan yields include the impact of prepayment penalty fees, the net reversal or recapture of nonaccrual loan interest and accelerated discount accretion on the early payoff of purchased loans; these items increased the overall loan yield by 6 basis points in the third quarter, compared to 10 basis points in the prior quarter.
The average cost of funds increased 30 basis points to 0.79% for the third quarter from 0.49% for the second quarter. This increase was driven by the higher cost of average interest-bearing liabilities, which increased 46 basis points to 1.20% for the third quarter from 0.74% for the second quarter. The cost of average interest-bearing deposits increased 49 basis points to 0.77% for the third quarter from 0.28% for the second quarter while the cost of average FHLB advances increased 35 basis points to 2.92% for the third quarter from 2.57% for the second quarter. The increases in the cost of these funding sources were mostly a result of higher market interest rates.
Average noninterest-bearing deposits were $50.3 million higher in the third quarter compared to the second quarter while average deposits were $111.0 million higher for the linked quarters. Average noninterest-bearing deposits represented 38% of total average deposits for both the third quarter and the second quarter. The cost of total average deposits increased 30 basis points to 0.47% for the third quarter. The spot rate of total deposits was 0.56% at the end of the third quarter.
YTD 2022 vs YTD 2021
Net interest income increased $53.4 million to $234.1 million for the nine months ended September 30, 2022 due to higher average balances and yield on interest-earning assets, partially offset by higher average balances and costs of interest-bearing liabilities. Interest income increased $58.6 million and interest expense increased $5.2 million as average earning assets increased $1.36 billion and average funding sources increased $1.29 billion due largely to the impact of the acquisition of Pacific Mercantile Bancorp (PMB) in the fourth quarter of 2021.
The net interest margin increased 31 basis points to 3.56% as the average earning-assets yield increased 31 basis points and the average cost of total funding remained unchanged between periods. The yield on average interest-earning assets increased to 4.08% for the nine months ended September 30, 2022, from 3.77% for 2021 due mostly to the mix of interest-earning assets and higher market interest rates. Average loans represented 83% of average earnings assets in 2022 compared to 79% for the same period in 2021. Average loans increased by $1.41 billion from ongoing loan growth and the impact of the PMB acquisition. The yield on average loans for the nine months ended September 30, 2022 was 4.38% compared to 4.26% for the same period in 2021. The yield on average investment securities and other interest-earning assets increased 65 basis points and 83 basis points, respectively, for the nine months ended September 30, 2022, compared to the same period in 2021.
The average cost of funds was 0.56% for both the nine months ended September 30, 2022 and 2021 despite a rising rate environment during the current year. The increase in the cost of average interest-bearing liabilities was offset by the overall improved funding mix, including higher average noninterest-bearing deposits as a result of growth from business development efforts and the impact of the acquisition of PMB. The cost of average interest-bearing liabilities increased 9 basis points to 0.84% for the nine months ended September 30, 2022 compared to the same period in 2021 and included an 8 basis points increase in the cost of average interest-bearing deposits to 0.39%.
Average noninterest-bearing deposits represented 38% of total average deposits for the nine months ended September 30, 2022 compared to 29% for the same period in 2021. Average noninterest-bearing deposits were $1.03 billion higher for the nine months ended September 30, 2022 compared to the same period in 2021 while average total deposits were $1.18 billion higher. The average cost of total deposits increased 2 basis points to 0.24% for the nine months ended September 30, 2022 compared to the same period in 2021.

Provision for credit losses
Q3-2022 vs Q2-2022
There was no provision for credit losses for both the third quarter and the second quarter as the benefits of the continuing favorable credit quality performance in the loan portfolio combined with a decrease in total loan balances offset the estimated allowance resulting from changes in the portfolio mix and our reasonable and supportable forecast, primarily related to the economic outlook from the Federal Reserve's actions to control inflation.

YTD 2022 vs YTD 2021
During the nine months ended September 30, 2022, the provision for credit losses was a reversal of $31.5 million, compared to a reversal of $4.4 million during 2021. The higher reversal of credit losses for the nine months ended September 30, 2022 was due to a $31.3 million recovery from the settlement of a loan previously charged-off in 2019.
Noninterest income
Q3-2022 vs Q2-2022
Noninterest income decreased $1.5 million to $5.7 million for the third quarter compared to the prior quarter primarily due to lower all other income of $2.0 million, offset by higher loan servicing income of $527 thousand. All other income decreased due mostly to lower gains from equity investments of $2.1 million, which are recorded based on the most recent information available from the investee and fluctuates based on their underlying performance. The higher loan servicing income related to the purchase of loan servicing rights at the end of the second quarter of 2022, with an underlying loan servicing portfolio of $1.7 billion and a remaining asset value of $22.0 million at September 30, 2022.
YTD 2022 vs YTD 2021
Noninterest income for the nine months ended September 30, 2022 increased $5.0 million to $18.8 million compared to 2021. The increase was mainly due to higher customer service fees, loan servicing income, income from bank-owned life insurance, and all other income. Many of these increases are a result of including PMB's operations for a full nine months in 2022 compared to 2021. Customer services fees increased $1.8 million due mostly to higher deposit activity fees of $2.4 million attributed to higher average deposit balances, partially offset by lower loan fees of $657 thousand. Loan servicing income increased $481 thousand due mostly to the acquisition of servicing rights during the second quarter of 2022. Income from bank-owned life insurance increased $402 thousand due to higher average balances. The $2.3 million increase in all other income is due mostly to higher income from equity investments of $2.8 million, partially offset by a $773 thousand decrease in the change in fair value of loans held for sale between periods.
Noninterest expense
Q3-2022 vs Q2-2022
Noninterest expense increased $2.4 million to $51.0 million for the third quarter compared to the second quarter. The increase was due mostly to (i) acquisition, integration and transaction costs of $2.1 million related to the Deepstack acquisition, (ii) higher occupancy and equipment expense of $773 thousand including an early lease termination charge of $285 thousand, (iii) higher professional fees of $400 thousand, due mostly to a $562 thousand increase in indemnified legal fees (net of insurance recoveries), and (iv) lower reversal of provision for loan repurchases of $464 thousand. These increases were offset by lower net loss in alternative energy partnership investments of $539 thousand and lower all other expenses of $465 thousand. Professional fees included net indemnified legal expenses of $1.0 million in the third quarter compared to net indemnified legal expenses of $455 thousand in the second quarter.

Total operating costs, defined as noninterest expense adjusted for certain expense items (refer to section Non-GAAP Measures), increased $247 thousand to $47.4 million for the third quarter compared to $47.1 million for the prior quarter. This increase is due mostly to (i) higher occupancy and equipment expense of $773 thousand, (ii) lower reversal of provision for loan repurchase reserves of $464 thousand, offset by a decrease in other expenses of $990 thousand, including lower salary and employee benefits, professional fees and all other expenses.

YTD 2022 vs YTD 2021
Noninterest expense for the nine months ended September 30, 2022 increased $21.4 million to $146.2 million compared to 2021. The increase was primarily due to: (i) higher salaries and employee benefits of $9.7 million and occupancy and equipment expense of $2.8 million due to the increases in personnel and facilities from the acquisition of PMB, (ii) higher professional fees of $4.9 million, due mostly to a $4.3 million increase in indemnified legal fees (net of insurance recoveries),

(iii) higher all other expenses of $3.3 million due to including the operations of PMB since the date of acquisition and (iv) higher loss in alternative energy partnership investments of $689 thousand. These increases were partially offset by: (i) higher reversal of loan repurchase reserves of $714 thousand and (ii) lower acquisition, integration and transaction costs of $320 thousand.

Income taxes
Q3-2022 vs Q2-2022
Income tax expense totaled $9.9 million for the third quarter resulting in an effective tax rate of 29.1% compared to $10.2 million for the second quarter and an effective tax rate of 27.6%. The effective tax rate for the full year 2022 is estimated to be 28%.
YTD 2022 vs YTD 2021
Income tax expense totaled $38.9 million for the nine months ended September 30, 2022, representing an effective tax rate of 28.1%, compared to $17.5 million and an effective tax rate of 23.6% for 2021. The effective tax rate for the nine months ended September 30, 2022 was higher than the comparable 2021 period due mostly to the first quarter of 2021 including a net tax benefit of $2.1 million resulting from the exercise of all previously issued outstanding stock appreciation rights.

Balance Sheet
At September 30, 2022, total assets were $9.4 billion, which represented a linked-quarter decrease of $133.5 million. The following table shows selected balance sheet line items as of the dates indicated:

						Amount Change
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	Q3-22 vs. Q2-22	Q3-22 vs. Q3-21

	($ in thousands)
Securities held-to-maturity	$328,757	$329,272	$329,381	$—	$—	$(515)	$328,757
Securities available-for-sale	$847,565	$865,435	$898,775	$1,315,703	$1,303,368	$(17,870)	$(455,803)
Loans held-for-investment	$7,289,320	$7,451,264	$7,451,573	$7,251,480	$6,228,575	$(161,944)	$1,060,745
Total assets	$9,368,578	$9,502,113	$9,583,540	$9,393,743	$8,278,741	$(133,535)	$1,089,837

Noninterest-bearing deposits	$2,943,585	$2,826,599	$2,958,632	$2,788,196	$2,107,709	$116,986	$835,876
Total deposits	$7,280,385	$7,558,683	$7,479,701	$7,439,435	$6,543,225	$(278,298)	$737,160
Borrowings (1)	$1,011,767	$884,282	$1,020,842	$775,445	$762,444	$127,485	$249,323
Total liabilities	$8,416,588	$8,552,983	$8,604,531	$8,328,453	$7,433,938	$(136,395)	$982,650
Total equity	$951,990	$949,130	$979,009	$1,065,290	$844,803	$2,860	$107,187
(1)Represents Advances from Federal Home Loan Bank, Other Borrowings and Long Term Debt, net.
Investments
Securities held-to-maturity totaled $328.8 million at September 30, 2022 and included $214.6 million in agency securities and $114.2 million in municipal securities.
Securities available-for-sale decreased $17.9 million during the third quarter to $847.6 million at September 30, 2022, due mostly to principal payments of $10.9 million and higher unrealized net losses of $19.3 million, offset by purchases of $12.5 million. The higher net unrealized losses were due mostly to the impact of increases in longer-term market interest rates on the value of each class of securities. As of September 30, 2022, the securities available-for-sale portfolio included $472.7 million of CLOs, $169.4 million of corporate debt securities, $151.9 million of agency securities, $41.5 million of residential collateralized mortgage obligations, and $12.1 million of SBA securities. The CLO portfolio, which is comprised of AAA and AA-rated securities, represented 40% of the total securities portfolio and the carrying value included an unrealized net loss of $20.1 million at September 30, 2022, compared to 40% of the total securities portfolio and an unrealized net loss of $14.6 million at June 30, 2022.

Loans
The following table sets forth the composition, by loan category, of our loan portfolio as of the dates indicated:

	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
	($ in thousands)
Composition of loans
Commercial real estate	$1,240,927	$1,204,414	$1,163,381	$1,311,105	$907,224
Multifamily	1,698,455	1,572,308	1,397,761	1,361,054	1,295,613
Construction	236,495	228,341	225,153	181,841	130,536
Commercial and industrial	1,227,054	1,273,307	1,224,908	1,066,497	773,681
Commercial and industrial - warehouse lending	766,362	1,160,157	1,574,549	1,602,487	1,522,945
SBA	85,674	92,235	133,116	205,548	181,582
Total commercial loans	5,254,967	5,530,762	5,718,868	5,728,532	4,811,581
Single-family residential mortgage	1,947,652	1,832,279	1,637,307	1,420,023	1,393,696
Other consumer	86,701	88,223	95,398	102,925	23,298
Total consumer loans	2,034,353	1,920,502	1,732,705	1,522,948	1,416,994
Total gross loans	$7,289,320	$7,451,264	$7,451,573	$7,251,480	$6,228,575
Composition percentage of loans
Commercial real estate	17.0%	16.2%	15.6%	18.1%	14.6%
Multifamily	23.3%	21.1%	18.8%	18.8%	20.7%
Construction	3.2%	3.1%	3.0%	2.5%	2.1%
Commercial and industrial	16.8%	17.1%	16.4%	14.7%	12.4%
Commercial and industrial - warehouse lending	10.6%	15.5%	21.1%	22.1%	24.5%
SBA	1.2%	1.2%	1.8%	2.8%	2.9%
Total commercial loans	72.1%	74.2%	76.7%	79.0%	77.2%
Single-family residential mortgage	26.7%	24.6%	22.0%	19.6%	22.4%
Other consumer	1.2%	1.2%	1.3%	1.4%	0.4%
Total consumer loans	27.9%	25.8%	23.3%	21.0%	22.8%
Total gross loans	100.0%	100.0%	100.0%	100.0%	100.0%

Total loans ended the third quarter of 2022 at $7.29 billion, down $161.9 million from $7.45 billion at June 30, 2022, due mostly to a $393.8 million decrease in warehouse lending balances, offset by a net increase of $231.8 million in commercial real estate, multifamily, commercial and industrial and single-family residential (SFR) mortgage loans. Loan fundings of $820.6 million in the third quarter included SFR purchases of $172.7 million and were offset by net warehouse paydowns of $393.8 million and other loan paydowns and payoffs of $585.3 million. Total commercial loans, excluding warehouse lending, increased $118.0 million, or 10.8% on an annualized basis during the third quarter.

Deposits
The following table sets forth the composition of our deposits at the dates indicated:

	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
	($ in thousands)
Composition of deposits
Noninterest-bearing checking	$2,943,585	$2,826,599	$2,958,632	$2,788,196	$2,107,709
Interest-bearing checking	1,921,816	2,359,857	2,395,329	2,393,386	2,214,678
Savings and money market	1,478,045	1,622,922	1,605,088	1,751,135	1,661,013
Non-brokered certificates of deposit	614,569	615,719	520,652	506,718	559,825
Brokered certificates of deposit	322,370	133,586	—	—	—
Total deposits	$7,280,385	$7,558,683	$7,479,701	$7,439,435	$6,543,225
Composition percentage of deposits
Noninterest-bearing checking	40.4%	37.4%	39.6%	37.5%	32.2%
Interest-bearing checking	26.4%	31.2%	32.0%	32.2%	33.8%
Savings and money market	20.4%	21.5%	21.4%	23.5%	25.4%
Non-brokered certificates of deposit	8.4%	8.1%	7.0%	6.8%	8.6%
Brokered certificates of deposit	4.4%	1.8%	—%	—%	—%
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%
Total deposits decreased $278.3 million during the third quarter of 2022 to $7.28 billion at September 30, 2022, due mostly to lower interest-bearing checking balances of $438.0 million and savings and money market balances of $144.9 million, partially offset by higher noninterest-bearing checking balances of $117.0 million and certificate of deposit balances of $187.6 million. Certain higher-costing deposits were strategically replaced with longer term fixed rate advances and other wholesale certificates of deposit. Noninterest-bearing checking totaled $2.94 billion and represented 40.4% of total deposits at September 30, 2022, compared to $2.83 billion, or 37.4% of total deposits, at June 30, 2022.
Debt
Advances from the FHLB increased $215.3 million during the third quarter to $727.0 million at September 30, 2022, due to higher term advances of $200.0 million and overnight advances of $15.0 million. At September 30, 2022, FHLB advances included $120.0 million of overnight borrowings and $611.0 million in term advances with a weighted average life of 3.7 years and weighted average interest rate of 2.91%. Other borrowings decreased $88 million to $10.0 million at September 30, 2022, due to lower unsecured overnight borrowings.
Equity
During the third quarter, total stockholders’ equity increased by $2.9 million to $952.0 million and tangible common equity decreased by $19.7 million to $829.6 million at September 30, 2022. The increase in total common stockholders’ equity for the third quarter included net income of $24.2 million, issuance of common shares of $7.2 million in the Deepstack acquisition, and share-based award compensation of $1.7 million, offset by the repurchase of common stock of $13.0 million, accumulated other comprehensive net loss of $13.5 million, and dividends to common stockholders of $3.6 million. Book value per common share increased to $15.83 as of September 30, 2022, from $15.70 at June 30, 2022. Tangible common equity per share (refer to section Non-GAAP Measures) decreased to $13.79 as of September 30, 2022 from $14.05 at June 30, 2022 due mostly to the addition of goodwill and other intangibles from the Deepstack acquisition.
During the third quarter of 2022, common stock repurchased under our authorized program totaled 740,332 shares at a weighted average price of $17.49. As of September 30, 2022, the Company had $18.9 million remaining under the current stock repurchase authorization. Through October 18, 2022, year-to-date repurchases of Company common stock totaled 3,521,752 shares at a weighted average price of $18.08 per share, or $63.7 million. Through October 18, 2022, the repurchased shares represent approximately 5% of the shares outstanding at the time this $75 million program was authorized.

Capital ratios remain strong with total risk-based capital at 13.81% and a tier 1 leverage ratio of 9.53% at September 30, 2022. The interim capital relief related to the adoption of the current expected credit losses (CECL) accounting standard increased the Bank's leverage ratio by approximately 9 basis points at September 30, 2022. The following table sets forth our regulatory capital ratios as of the dates indicated:

	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Capital Ratios(1)
Banc of California, Inc.
Total risk-based capital ratio	13.81%	13.69%	13.79%	14.98%	14.73%
Tier 1 risk-based capital ratio	11.39%	11.29%	11.40%	12.55%	12.35%
Common equity tier 1 capital ratio	11.39%	11.29%	11.40%	11.31%	10.86%
Tier 1 leverage ratio	9.53%	9.58%	9.72%	10.37%	9.80%
Banc of California, NA
Total risk-based capital ratio	15.64%	15.54%	15.66%	15.71%	16.31%
Tier 1 risk-based capital ratio	14.51%	14.41%	14.54%	14.60%	15.22%
Common equity tier 1 capital ratio	14.51%	14.41%	14.54%	14.60%	15.22%
Tier 1 leverage ratio	12.14%	12.27%	12.38%	12.06%	12.08%
(1)September 30, 2022 capital ratios are preliminary.

Credit Quality

	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Asset quality information and ratios	($ in thousands)
Delinquent loans held-for-investment
30 to 89 days delinquent	$38,694	$38,285	$27,067	$40,142	$23,144
90+ days delinquent	18,843	23,905	33,930	32,609	21,979
Total delinquent loans	$57,537	$62,190	$60,997	$72,751	$45,123
Total delinquent loans to total loans	0.79%	0.83%	0.82%	1.00%	0.72%
Non-performing assets, excluding loans held-for-sale
Non-accrual loans	$42,674	$44,443	$54,529	$52,558	$45,621
90+ days delinquent and still accruing loans	—	—	—	—	—
Non-performing loans	42,674	44,443	54,529	52,558	45,621
Other real estate owned	—	—	—	—	—
Non-performing assets	$42,674	$44,443	$54,529	$52,558	$45,621
ALL to non-performing loans	216.63%	211.04%	170.97%	176.16%	161.16%
Non-performing loans to total loans held-for-investment	0.59%	0.60%	0.73%	0.72%	0.73%
Non-performing assets to total assets	0.46%	0.47%	0.57%	0.56%	0.55%
Troubled debt restructurings (TDRs)
Performing TDRs	$11,252	$10,946	$14,850	$12,538	$5,835
Non-performing TDRs	19,538	14,989	15,059	4,146	2,366
Total TDRs	$30,790	$25,935	$29,909	$16,684	$8,201

During the third quarter, credit quality improved as total delinquent loans decreased $4.7 million to $57.5 million and non-performing loans decreased $1.8 million to $42.7 million. At September 30, 2022, non-performing loans included $17.9 million of loans in a current payment status, however are on nonaccrual based on other criteria.

Allowance for Credit Losses

	Three Months Ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
	($ in thousands)
Allowance for loan losses (ALL)
Balance at beginning of period	$93,793	$93,226	$92,584	$73,524	$75,885
Initial reserve for purchased credit-deteriorated loans(1)	—	—	—	13,650	—
Loans charged off	(912)	(494)	(231)	(8,108)	(327)
Recoveries	63	1,561	32,215	2,628	532
Net charge-offs recoveries	(849)	1,067	31,984	(5,480)	205
(Reversal of) provision for loan losses	(500)	(500)	(31,342)	10,890	(2,566)
Balance at end of period	$92,444	$93,793	$93,226	$92,584	$73,524
Reserve for unfunded loan commitments
Balance at beginning of period	$5,905	$5,405	$5,605	$5,233	$3,814
(Reversal of) provision for credit losses	500	500	(200)	372	1,419
Balance at end of period	6,405	5,905	5,405	5,605	5,233
Allowance for credit losses (ACL)	$98,849	$99,698	$98,631	$98,189	$78,757

ALL to total loans	1.27%	1.26%	1.25%	1.28%	1.18%
ACL to total loans	1.36%	1.34%	1.32%	1.35%	1.26%
ACL to total loans, excluding PPP loans	1.36%	1.34%	1.33%	1.38%	1.29%
ACL to NPLs	231.64%	224.33%	180.88%	186.82%	172.63%
Annualized net loan charge-offs (recoveries) to average total loans held-for-investment	0.05%	(0.06)%	(1.79)%	0.32%	(0.01)%

Reserve for loss on repurchased loans
Balance at beginning of period	$3,222	$3,877	$4,348	$5,023	$5,095
(Reversal of) provision for loan repurchases	(26)	(490)	(471)	(675)	(42)
Utilization of reserve for loan repurchases	(190)	(165)	—	—	(30)
Balance at end of period	$3,006	$3,222	$3,877	$4,348	$5,023
(1)Represents the amounts, at acquisition date, of expected credit losses on PCD loans and expected recoveries of PCD loans charged-off prior to acquisition date that we have a contractual right to receive.

The allowance for expected credit losses (ACL), which includes the reserve for unfunded loan commitments, totaled $98.8 million, or 1.36% of total loans, at September 30, 2022, compared to $99.7 million, or 1.34% of total loans, at June 30, 2022. The $849 thousand decrease in the ACL was due to: (i) net charge offs of $849 thousand and (ii) lower specific reserves of $571 thousand, offset by (iii) higher reserves for unfunded commitments of $500 thousand and (iv) higher general loan loss reserves of $70 thousand. Changes in general loan loss reserves were driven by changes in the portfolio mix including lower total loans, improved credit quality, and changes in macroeconomic variables used in the model. The ACL coverage of non-performing loans was 232% at September 30, 2022 compared to 224% at June 30, 2022.

The ACL methodology uses a nationally recognized, third-party model that includes many assumptions based on historical and peer loss data, current loan portfolio risk profile including risk ratings, and economic forecasts including macroeconomic variables released by the model provider during September 2022. The published forecasts consider the Federal Reserve's monetary policy, labor market constraints, rising inflation, higher oil prices and the military conflict between Russia and Ukraine, among other factors.

Conference Call
The Company will host a conference call to discuss its third quarter 2022 financial results at 10:00 a.m. Pacific Time (PT) on Thursday, October 20, 2022. Interested parties are welcome to attend the conference call by dialing (888) 317-6003, and referencing event code 6394121. A live audio webcast will also be available and the webcast link will be posted on the Company’s Investor Relations website at www.bancofcal.com/investor. The slide presentation for the call will also be available on the Company's Investor Relations website prior to the call. A replay of the call will be made available approximately one hour after the call has ended on the Company’s Investor Relations website at www.bancofcal.com/investor or by dialing (877) 344-7529 and referencing event code 4395956.

About Banc of California, Inc.
Banc of California, Inc. (NYSE: BANC) is a bank holding company with $9.4 billion in assets at September 30, 2022 and one wholly-owned banking subsidiary, Banc of California, N.A. (the Bank). The Bank has 34 offices including 29 full-service branches located throughout Southern California. Through our dedicated professionals, we provide customized and innovative banking and lending solutions to businesses, entrepreneurs and individuals throughout California, and full stack payment processing solution through our subsidiary Deepstack Technologies. We help to improve the communities where we live and work, by supporting organizations that provide financial literacy and job training, small business support and affordable housing. With a commitment to service and to building enduring relationships, we provide a higher standard of banking. We look forward to helping you achieve your goals. For more information, please visit us at www.bancofcal.com.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission (SEC). In addition to those, statements about the potential effects of the COVID-19 pandemic on the business, financial results and condition of Banc of California, Inc. and its subsidiaries may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond the control of Banc of California, Inc., including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on Banc of California, Inc. and its subsidiaries, their customers and third parties. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.
Investor Relations Inquiries:
Banc of California, Inc.
(855) 361-2262
Jared Wolff, (949) 385-8700
Lynn Hopkins, (949) 265-6599

Banc of California, Inc.
Consolidated Statements of Financial Condition (Unaudited)
(Dollars in thousands)

	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
ASSETS
Cash and cash equivalents	$256,058	$243,064	$254,241	$228,123	$185,840
Securities held-to-maturity	328,757	329,272	329,381	—	—
Securities available-for-sale	847,565	865,435	898,775	1,315,703	1,303,368
Loans	7,289,320	7,451,264	7,451,573	7,251,480	6,228,575
Allowance for loan losses	(92,444)	(93,793)	(93,226)	(92,584)	(73,524)
Federal Home Loan Bank and other bank stock	54,428	51,489	51,456	44,632	44,604
Premises and equipment, net	107,728	108,523	109,593	112,868	114,011
Alternative energy partnership investments, net	22,401	23,531	25,156	25,888	25,196
Goodwill	114,312	95,127	95,127	94,301	37,144
Other intangible assets, net	8,081	4,677	4,990	6,411	1,787
Deferred income tax, net	56,376	54,455	51,516	50,774	40,659
Income tax receivable	3,430	4,563	1,045	7,952	2,107
Bank owned life insurance investment	126,199	125,326	124,516	123,720	113,884
Operating lease right of use assets	30,321	32,632	34,189	35,442	29,054
Other assets	216,046	206,548	245,208	189,033	226,036
Total assets	$9,368,578	$9,502,113	$9,583,540	$9,393,743	$8,278,741

LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest-bearing deposits	$2,943,585	$2,826,599	$2,958,632	$2,788,196	$2,107,709
Interest-bearing deposits	4,336,800	4,732,084	4,521,069	4,651,239	4,435,516
Total deposits	7,280,385	7,558,683	7,479,701	7,439,435	6,543,225
Advances from Federal Home Loan Bank	727,021	511,695	556,374	476,059	405,738
Other borrowings	10,000	98,000	190,000	25,000	100,000
Long-term debt, net	274,746	274,587	274,468	274,386	256,706
Reserve for loss on repurchased loans	3,006	3,222	3,877	4,348	5,023
Operating lease liabilities	34,937	37,500	39,259	40,675	30,390
Accrued expenses and other liabilities	86,493	69,296	60,852	68,550	92,856
Total liabilities	8,416,588	8,552,983	8,604,531	8,328,453	7,433,938
Commitments and contingent liabilities
Preferred stock	—	—	—	94,956	94,956
Common stock	652	647	646	646	527
Common stock, class B non-voting non-convertible	5	5	5	5	5
Additional paid-in capital	864,806	856,079	855,198	854,873	631,512
Retained earnings	231,084	210,471	187,457	147,894	147,682
Treasury stock	(96,978)	(84,013)	(45,125)	(40,827)	(40,827)
Accumulated other comprehensive (loss) income, net	(47,579)	(34,059)	(19,172)	7,743	10,948
Total stockholders’ equity	951,990	949,130	979,009	1,065,290	844,803
Total liabilities and stockholders’ equity	$9,368,578	$9,502,113	$9,583,540	$9,393,743	$8,278,741

Banc of California, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended					Nine Months Ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	September 30, 2022	September 30, 2021
Interest and dividend income
Loans, including fees	$83,699	$78,895	$76,234	$73,605	$63,837	$238,828	$187,082
Securities	10,189	8,124	7,309	6,934	7,167	25,622	20,654
Other interest-earning assets	2,085	1,399	726	1,034	787	4,210	2,350
Total interest and dividend income	95,973	88,418	84,269	81,573	71,791	268,660	210,086
Interest expense
Deposits	8,987	3,180	1,388	2,072	2,412	13,555	10,241
Federal Home Loan Bank advances	3,558	3,114	2,953	2,977	2,990	9,625	9,046
Other interest-bearing liabilities	4,020	3,825	3,487	3,485	3,413	11,332	10,060
Total interest expense	16,565	10,119	7,828	8,534	8,815	34,512	29,347
Net interest income	79,408	78,299	76,441	73,039	62,976	234,148	180,739
(Reversal of) provision for credit losses	—	—	(31,542)	11,262	(1,147)	(31,542)	(4,408)
Net interest income after provision for (reversal of) credit losses	79,408	78,299	107,983	61,777	64,123	265,690	185,147
Noninterest income
Customer service fees	2,462	2,578	2,434	2,037	1,900	7,474	5,648
Loan servicing income	636	109	212	119	170	957	476
Income from bank owned life insurance	873	810	796	794	715	2,479	2,077
Net gain on sale of securities available for sale	—	—	16	—	—	16	—
Net gain on sale of loans	—	—	—	275	—	—	—
All other income	1,710	3,689	2,452	2,380	2,734	7,851	5,570
Total noninterest income	5,681	7,186	5,910	5,605	5,519	18,777	13,771
Noninterest expense
Salaries and employee benefits	27,997	28,264	28,987	27,811	24,786	85,248	75,547
Occupancy and equipment	8,649	7,876	7,855	7,855	7,124	24,380	21,597
Professional fees	4,507	4,107	2,907	3,921	892	11,521	6,663
Data processing	1,699	1,782	1,828	1,939	1,646	5,309	4,922
Regulatory assessments	925	1,021	775	1,040	812	2,721	2,355
Reversal of loan repurchase reserves	(26)	(490)	(471)	(675)	(42)	(987)	(273)
Amortization of intangible assets	396	313	441	430	282	1,150	846
Acquisition, integration and transaction costs	2,080	—	—	13,469	1,000	2,080	2,400
All other expense	4,231	4,696	4,116	4,302	3,096	13,043	9,733
Total noninterest expense before loss (gain) in alternative energy partnership investments	50,458	47,569	46,438	60,092	39,596	144,465	123,790
Loss (gain) in alternative energy partnership investments	504	1,043	158	(1,220)	(1,785)	1,705	1,016
Total noninterest expense	50,962	48,612	46,596	58,872	37,811	146,170	124,806
Income before income taxes	34,127	36,873	67,297	8,510	31,831	138,297	74,112
Income tax expense	9,931	10,161	18,785	2,759	8,661	38,877	17,517
Net income	24,196	26,712	48,512	5,751	23,170	99,420	56,595
Preferred stock dividends	—	—	1,420	1,727	1,727	1,420	6,595
Income allocated to participating securities	—	—	—	—	—	—	160
Impact of preferred stock redemption	—	—	3,747	—	—	3,747	3,347
Net income available to common stockholders	$24,196	$26,712	$43,345	$4,024	$21,443	$94,253	$46,493
Earnings per common share:
Basic	$0.40	$0.44	$0.69	$0.07	$0.42	$1.54	$0.92
Diluted	$0.40	$0.43	$0.69	$0.07	$0.42	$1.53	$0.91
Weighted average number of common shares outstanding
Basic	60,044,403	61,350,802	62,606,450	60,401,366	50,716,680	61,324,119	50,573,928
Diluted	60,492,460	61,600,615	62,906,003	60,690,046	50,909,317	61,659,900	50,821,972
Dividends declared per common share	$0.06	$0.06	$0.06	$0.06	$0.06	$0.18	$0.18

Banc of California, Inc.
Selected Financial Data
(Unaudited)

	Three Months Ended					Nine Months Ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	September 30, 2022	September 30, 2021
Profitability and other ratios of consolidated operations
Return on average assets (ROAA)(1)	1.02%	1.15%	2.09%	0.24%	1.13%	1.42%	0.95%
Adjusted ROAA(1)(2)	1.13%	1.19%	2.10%	0.63%	1.03%	1.47%	0.93%
Return on average equity(1)	9.99%	11.05%	18.74%	2.20%	10.84%	13.38%	8.90%
Return on average tangible common equity(1)(2)	11.34%	12.43%	20.29%	2.04%	12.04%	14.68%	9.10%
Pre-tax pre-provision income ROAA(1)(2)	1.44%	1.58%	1.54%	0.84%	1.50%	1.52%	1.17%
Adjusted pre-tax pre-provision income ROAA(1)(2)	1.59%	1.65%	1.55%	1.39%	1.35%	1.59%	1.18%
Dividend payout ratio(3)	15.00%	13.64%	8.70%	85.71%	14.29%	11.69%	19.57%
Average loan yield	4.54%	4.35%	4.26%	4.20%	4.18%	4.38%	4.26%
Average cost of interest-bearing deposits	0.77%	0.28%	0.12%	0.17%	0.22%	0.39%	0.31%
Average cost of total deposits	0.47%	0.17%	0.08%	0.11%	0.15%	0.24%	0.22%
Net interest spread	3.13%	3.30%	3.29%	3.05%	3.06%	3.24%	3.02%
Net interest margin(1)	3.58%	3.58%	3.51%	3.28%	3.28%	3.56%	3.25%
Noninterest income to total revenue(4)	6.68%	8.41%	7.18%	7.13%	8.06%	7.42%	7.08%
Noninterest income to average total assets(1)	0.24%	0.31%	0.26%	0.24%	0.27%	0.27%	0.23%
Noninterest expense to average total assets(1)	2.15%	2.09%	2.01%	2.50%	1.84%	2.08%	2.10%
Adjusted noninterest expense to average total assets(1)(2)	2.00%	2.02%	2.01%	1.95%	1.99%	2.01%	2.09%
Efficiency ratio(2)(5)	59.89%	56.87%	56.58%	74.86%	55.20%	57.79%	64.16%
Adjusted efficiency ratio(2)(6)	55.66%	55.11%	56.52%	58.47%	59.49%	55.76%	63.80%
Average loans to average deposits	97.34%	98.21%	98.28%	92.99%	94.99%	97.94%	93.84%
Average securities to average total assets	12.70%	13.02%	13.76%	13.83%	16.55%	13.16%	16.33%
Average stockholders’ equity to average total assets	10.21%	10.38%	11.18%	11.10%	10.41%	10.59%	10.70%

(1)Ratio presented on an annualized basis.
(2)Ratio determined by methods other than in accordance with U.S. generally accepted accounting principles (GAAP). See Non-GAAP measures section for reconciliation of the calculation.
(3)Ratio calculated by dividing dividends declared per common share by basic earnings (loss) per common share.
(4)Total revenue is equal to the sum of net interest income before provision for (reversal of) credit losses and noninterest income.
(5)Ratio calculated by dividing noninterest expense by the sum of net interest income before provision for (reversal of) credit losses and noninterest income.
(6)Ratio calculated by dividing adjusted noninterest expense by the sum of net interest income before provision for (reversal of) credit losses and adjusted noninterest income.

Banc of California, Inc.
Average Balance, Average Yield Earned, and Average Cost Paid
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	September 30, 2022			June 30, 2022			March 31, 2022
	Average		Yield	Average		Yield	Average		Yield
	Balance	Interest	/ Cost	Balance	Interest	/ Cost	Balance	Interest	/ Cost
Interest-earning assets
Commercial real estate, multifamily, and construction	$3,142,772	$34,269	4.33%	$2,889,652	$31,290	4.34%	$2,850,811	$31,367	4.46%
Commercial and industrial and SBA	2,151,511	29,296	5.40%	2,527,506	29,334	4.66%	2,748,541	30,043	4.43%
SFR mortgage	1,927,694	18,699	3.85%	1,755,719	16,795	3.84%	1,562,478	13,273	3.45%
Other consumer	87,335	1,331	6.05%	93,160	1,450	6.24%	97,516	1,523	6.33%
Loans held-for-sale	4,207	104	9.81%	3,618	26	2.88%	3,428	28	3.31%
Gross loans and leases	7,313,519	83,699	4.54%	7,269,655	78,895	4.35%	7,262,774	76,234	4.26%
Securities	1,194,942	10,189	3.38%	1,216,612	8,124	2.68%	1,292,079	7,309	2.29%
Other interest-earning assets	292,819	2,085	2.82%	295,715	1,399	1.90%	265,339	726	1.11%
Total interest-earning assets	8,801,280	95,973	4.33%	8,781,982	88,418	4.04%	8,820,192	84,269	3.87%
Allowance for loan losses	(93,517)			(94,217)			(92,618)
BOLI and noninterest-earning assets	700,977			654,931			664,731
Total assets	$9,408,740			$9,342,696			$9,392,305

Interest-bearing liabilities
Interest-bearing checking	$2,285,071	$3,880	0.67%	$2,363,233	$1,457	0.25%	$2,409,262	$641	0.11%
Savings and money market	1,536,438	2,236	0.58%	1,598,663	860	0.22%	1,673,244	510	0.12%
Certificates of deposit	832,506	2,871	1.37%	631,415	863	0.55%	508,244	237	0.19%
Total interest-bearing deposits	4,654,015	8,987	0.77%	4,593,311	3,180	0.28%	4,590,750	1,388	0.12%
FHLB advances	482,842	3,558	2.92%	485,629	3,114	2.57%	459,749	2,953	2.60%
Other borrowings	70,431	412	2.32%	117,688	325	1.11%	116,495	55	0.19%
Long-term debt	274,665	3,608	5.21%	274,515	3,500	5.11%	274,417	3,432	5.07%
Total interest-bearing liabilities	5,481,953	16,565	1.20%	5,471,143	10,119	0.74%	5,441,411	7,828	0.58%
Noninterest-bearing deposits	2,855,220			2,804,877			2,795,633
Noninterest-bearing liabilities	110,761			96,791			105,349
Total liabilities	8,447,934			8,372,811			8,342,393
Total stockholders’ equity	960,806			969,885			1,049,912
Total liabilities and stockholders’ equity	$9,408,740			$9,342,696			$9,392,305

Net interest income/spread		$79,408	3.13%		$78,299	3.30%		$76,441	3.29%
Net interest margin			3.58%			3.58%			3.51%

Ratio of interest-earning assets to interest-bearing liabilities	161%			161%			162%
Total deposits	$7,509,235	$8,987	0.47%	$7,398,188	$3,180	0.17%	$7,386,383	$1,388	0.08%
Total funding (1)	$8,337,173	$16,565	0.79%	$8,276,020	$10,119	0.49%	$8,237,044	$7,828	0.39%

(1)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

	Three Months Ended
	December 31, 2021			September 30, 2021
	Average		Yield	Average		Yield
	Balance	Interest	/ Cost	Balance	Interest	/ Cost
Interest-earning assets
Commercial real estate, multifamily, and construction	$2,809,181	$32,184	4.55%	$2,379,962	$26,542	4.42%
Commercial and industrial and SBA	2,631,596	28,028	4.23%	2,322,372	25,345	4.33%
SFR mortgage	1,418,057	11,884	3.32%	1,331,876	11,683	3.48%
Other consumer	85,193	1,483	6.91%	22,164	238	4.26%
Loans held-for-sale	3,309	26	3.12%	2,956	29	3.89%
Gross loans and leases	6,947,336	73,605	4.20%	6,059,330	63,837	4.18%
Securities	1,290,664	6,934	2.13%	1,347,317	7,167	2.11%
Other interest-earning assets	593,739	1,034	0.69%	222,274	787	1.40%
Total interest-earning assets	8,831,739	81,573	3.66%	7,628,921	71,791	3.73%
Allowance for loan losses	(92,367)			(76,028)
BOLI and noninterest-earning assets	592,583			588,720
Total assets	$9,331,955			$8,141,613

Interest-bearing liabilities
Interest-bearing checking	$2,461,397	$693	0.11%	$2,280,429	$632	0.11%
Savings and money market	1,780,483	1,078	0.24%	1,583,791	1,350	0.34%
Certificates of deposit	610,766	301	0.20%	571,822	430	0.30%
Total interest-bearing deposits	4,852,646	2,072	0.17%	4,436,042	2,412	0.22%
FHLB advances	407,122	2,977	2.90%	435,984	2,990	2.72%
Other borrowings	27,300	7	0.10%	126,352	34	0.11%
Long-term debt	270,879	3,478	5.09%	256,634	3,379	5.22%
Total interest-bearing liabilities	5,557,947	8,534	0.61%	5,255,012	8,815	0.67%
Noninterest-bearing deposits	2,614,712			1,939,912
Noninterest-bearing liabilities	123,514			98,748
Total liabilities	8,296,173			7,293,672
Total stockholders’ equity	1,035,782			847,941
Total liabilities and stockholders’ equity	$9,331,955			$8,141,613

Net interest income/spread		$73,039	3.05%		$62,976	3.06%
Net interest margin			3.28%			3.28%

Ratio of interest-earning assets to interest-bearing liabilities	159%			145%
Total deposits	$7,467,358	$2,072	0.11%	$6,375,954	$2,412	0.15%
Total funding (1)	$8,172,659	$8,534	0.41%	$7,194,924	$8,815	0.49%

(1)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

	Nine Months Ended
	September 30, 2022			September 30, 2021
	Average		Yield	Average		Yield
	Balance	Interest	/ Cost	Balance	Interest	/ Cost
Interest-earning assets
Commercial real estate, multifamily, and construction	$2,962,148	$96,926	4.37%	$2,338,862	$80,152	4.58%
Commercial and industrial and SBA	2,473,666	88,672	4.79%	2,233,162	71,233	4.26%
SFR mortgage	1,749,968	48,767	3.73%	1,273,624	34,839	3.66%
Other consumer	92,633	4,305	6.21%	24,832	807	4.35%
Loans held-for-sale	3,754	158	5.63%	2,124	51	3.21%
Gross loans and leases	7,282,169	238,828	4.38%	5,872,604	187,082	4.26%
Securities	1,234,188	25,622	2.78%	1,297,636	20,654	2.13%
Other interest-earning assets	284,725	4,210	1.98%	272,126	2,350	1.15%
Total interest-earning assets	8,801,082	268,660	4.08%	7,442,366	210,086	3.77%
Allowance for credit losses	(93,454)			(78,729)
BOLI and noninterest-earning assets	673,679			580,581
Total assets	$9,381,307			$7,944,218

Interest-bearing liabilities
Interest-bearing checking	$2,352,067	$5,978	0.34%	$2,201,568	$2,212	0.13%
Savings and money market	1,602,280	3,606	0.30%	1,625,214	5,985	0.49%
Certificates of deposit	658,576	3,971	0.81%	641,157	2,044	0.43%
Total interest-bearing deposits	4,612,923	13,555	0.39%	4,467,939	10,241	0.31%
FHLB advances	476,158	9,625	2.70%	433,532	9,046	2.79%
Other borrowings	101,369	792	1.04%	49,914	40	0.11%
Long-term debt	274,533	10,540	5.13%	256,497	10,020	5.22%
Total interest-bearing liabilities	5,464,983	34,512	0.84%	5,207,882	29,347	0.75%
Noninterest-bearing deposits	2,818,795			1,788,096
Noninterest-bearing liabilities	104,321			98,025
Total liabilities	8,388,099			7,094,003
Total stockholders’ equity	993,208			850,215
Total liabilities and stockholders’ equity	$9,381,307			$7,944,218

Net interest income/spread		$234,148	3.24%		$180,739	3.02%
Net interest margin			3.56%			3.25%

Ratio of interest-earning assets to interest-bearing liabilities	161%			143%
Total deposits	$7,431,718	$13,555	0.24%	$6,256,035	$10,241	0.22%
Total funding (1)	$8,283,778	$34,512	0.56%	$6,995,978	$29,347	0.56%

(1)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures
(Dollars in thousands, except per share data)
(Unaudited)

Under Item 10(e) of SEC Regulation S-K, public companies disclosing financial measures in filings with the SEC that are not calculated in accordance with GAAP must also disclose, along with each non-GAAP financial measure, certain additional information, including a presentation of the most directly comparable GAAP financial measure, a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure, as well as a statement of the reasons why the company's management believes that presentation of the non-GAAP financial measure provides useful information to investors regarding the company's financial condition and results of operations and, to the extent material, a statement of the additional purposes, if any, for which the company's management uses the non-GAAP financial measure.
Tangible assets, tangible equity, tangible common equity, tangible equity to tangible assets, tangible common equity to tangible assets, tangible common equity per share, return on average tangible common equity, adjusted noninterest expense, adjusted noninterest expense to average total assets, pre-tax pre-provision (PTPP) income (loss), adjusted PTPP income (loss), PTPP income (loss) ROAA, adjusted PTPP income (loss) ROAA, efficiency ratio, adjusted efficiency ratio, adjusted net income, adjusted net income available to common stockholders, adjusted diluted earnings per share (EPS) and adjusted return on average assets (ROAA) constitute supplemental financial information determined by methods other than in accordance with GAAP. These non-GAAP measures are used by management in its analysis of the Company's performance.
Tangible assets and tangible equity are calculated by subtracting goodwill and other intangible assets from total assets and total equity. Tangible common equity is calculated by subtracting preferred stock from tangible equity. Return on average tangible common equity is computed by dividing net income (loss) available to common stockholders, after adjustment for amortization of intangible assets, by average tangible common equity. Banking regulators also exclude goodwill and other intangible assets from stockholders' equity when assessing the capital adequacy of a financial institution.
PTPP income is calculated by adding net interest income and noninterest income (total revenue) and subtracting noninterest expense. Adjusted PTPP income is calculated by adding total revenue and subtracting adjusted noninterest expense. PTPP income ROAA is computed by dividing annualized PTPP income by average assets. Adjusted PTPP income ROAA is computed by dividing annualized adjusted PTPP income by average assets. Efficiency ratio is computed by dividing noninterest expense by total revenue. Adjusted efficiency ratio is computed by dividing adjusted noninterest expense by total revenue.
Adjusted net income (loss) is calculated by adjusting net income (loss) for tax-effected noninterest expense adjustments and the tax impact from the exercise of stock appreciation rights for the periods indicated. Adjusted ROAA is computed by dividing annualized adjusted net income by average assets. Adjusted net income (loss) available to common stockholders is computed by removing the impact of preferred stock redemptions from adjusted net income (loss). Adjusted diluted earnings per share is computed by dividing adjusted net income (loss) available to common stockholders by the weighted average diluted common shares outstanding.
Management believes the presentation of these financial measures adjusting the impact of these items provides useful supplemental information that is essential to a proper understanding of the financial results and operating performance of the Company. This disclosure should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.
The following tables provide reconciliations of the non-GAAP measures with financial measures defined by GAAP.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Tangible common equity, and tangible common equity to tangible assets ratio
Total assets	$9,368,578	$9,502,113	$9,583,540	$9,393,743	$8,278,741
Less goodwill	(114,312)	(95,127)	(95,127)	(94,301)	(37,144)
Less other intangible assets	(8,081)	(4,677)	(4,990)	(6,411)	(1,787)
Tangible assets(1)	$9,246,185	$9,402,309	$9,483,423	$9,293,031	$8,239,810

Total stockholders' equity	$951,990	$949,130	$979,009	$1,065,290	$844,803
Less preferred stock	—	—	—	(94,956)	(94,956)
Total common stockholders' equity	$951,990	$949,130	$979,009	$970,334	$749,847

Total stockholders' equity	$951,990	$949,130	$979,009	$1,065,290	$844,803
Less goodwill	(114,312)	(95,127)	(95,127)	(94,301)	(37,144)
Less other intangible assets	(8,081)	(4,677)	(4,990)	(6,411)	(1,787)
Tangible equity(1)	829,597	849,326	878,892	964,578	805,872
Less preferred stock	—	—	—	(94,956)	(94,956)
Tangible common equity(1)	$829,597	$849,326	$878,892	$869,622	$710,916

Total stockholders' equity to total assets	10.16%	9.99%	10.22%	11.34%	10.20%
Tangible equity to tangible assets(1)	8.97%	9.03%	9.27%	10.38%	9.78%
Tangible common equity to tangible assets(1)	8.97%	9.03%	9.27%	9.36%	8.63%

Common shares outstanding	59,679,558	59,985,736	62,077,312	62,188,206	50,321,096
Class B non-voting non-convertible common shares outstanding	477,321	477,321	477,321	477,321	477,321
Total common shares outstanding	60,156,879	60,463,057	62,554,633	62,665,527	50,798,417

Book value per common share	$15.83	$15.70	$15.65	$15.48	$14.76
Tangible common equity per share(1)	$13.79	$14.05	$14.05	$13.88	$13.99
(1)Non-GAAP measure.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended					Nine Months Ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	September 30, 2022	September 30, 2021
Return on tangible common equity
Average total stockholders' equity	$960,806	$969,885	$1,049,912	$1,035,782	$847,941	$993,208	$850,215
Less average preferred stock	—	—	(75,965)	(94,956)	(94,956)	(25,043)	(118,013)
Average common stockholders' equity	960,806	969,885	973,947	940,826	752,985	968,165	732,202
Less average goodwill	(98,916)	(95,127)	(94,307)	(86,911)	(37,144)	(96,133)	(37,144)
Less average other intangible assets	(4,570)	(4,869)	(6,224)	(4,994)	(1,941)	(5,216)	(2,226)
Average tangible common equity(1)	$857,320	$869,889	$873,416	$848,921	$713,900	$866,816	$692,832

Net income available to common stockholders	$24,196	$26,712	$43,345	$4,024	$21,443	$94,253	$46,493
Add amortization of intangible assets	396	313	441	430	282	1,150	846
Less tax effect on amortization of intangible assets(2)	(83)	(66)	(93)	(90)	(59)	(242)	(178)
Net income available to common stockholders after adjustments for intangible assets(1)	$24,509	$26,959	$43,693	$4,364	$21,666	$95,161	$47,161

Return on average equity	9.99%	11.05%	18.74%	2.20%	10.84%	13.38%	8.90%
Return on average tangible common equity(1)	11.34%	12.43%	20.29%	2.04%	12.04%	14.68%	9.10%
(1)Non-GAAP measure.
(2)Adjustments shown net of a statutory Federal tax rate of 21%.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended					Nine Months Ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	September 30, 2022	September 30, 2021
Adjusted noninterest expense
Total noninterest expense	$50,962	$48,612	$46,596	$58,872	$37,811	$146,170	$124,806
Noninterest expense adjustments:
Professional (fees) recoveries	(1,017)	(455)	106	(642)	2,152	(1,366)	2,715
Acquisition, integration and transaction costs	(2,080)	—	—	(13,469)	(1,000)	(2,080)	(2,400)
Noninterest expense adjustments before (loss) gain in alternative energy partnership investments	(3,097)	(455)	106	(14,111)	1,152	(3,446)	315
(Loss) gain in alternative energy partnership investments	(504)	(1,043)	(158)	1,220	1,785	(1,705)	(1,016)
Total noninterest expense adjustments	(3,601)	(1,498)	(52)	(12,891)	2,937	(5,151)	(701)
Adjusted noninterest expense(1)	$47,361	$47,114	$46,544	$45,981	$40,748	$141,019	$124,105

Average assets	$9,408,740	$9,342,696	$9,392,305	$9,331,955	$8,141,613	$9,381,307	$7,944,218
Noninterest expense to average total assets	2.15%	2.09%	2.01%	2.50%	1.84%	2.08%	2.10%
Adjusted noninterest expense to average total assets(1)	2.00%	2.02%	2.01%	1.95%	1.99%	2.01%	2.09%
(1)Non-GAAP measure.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended					Nine Months Ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	September 30, 2022	September 30, 2021
Adjusted pre-tax pre-provision income
Net interest income	$79,408	$78,299	$76,441	$73,039	$62,976	$234,148	$180,739
Noninterest income	5,681	7,186	5,910	5,605	5,519	18,777	13,771
Total revenue	85,089	85,485	82,351	78,644	68,495	252,925	194,510
Noninterest expense	50,962	48,612	46,596	58,872	37,811	146,170	124,806
Pre-tax pre-provision income(1)	$34,127	$36,873	$35,755	$19,772	$30,684	$106,755	$69,704

Total revenue	$85,089	$85,485	$82,351	$78,644	$68,495	$252,925	$194,510
Noninterest expense	50,962	48,612	46,596	58,872	37,811	146,170	124,806
Total noninterest expense adjustments	(3,601)	(1,498)	(52)	(12,891)	2,937	(5,151)	(701)
Adjusted noninterest expense(1)	47,361	47,114	46,544	45,981	40,748	141,019	124,105
Adjusted pre-tax pre-provision income(1)	$37,728	$38,371	$35,807	$32,663	$27,747	$111,906	$70,405

Average assets	$9,408,740	$9,342,696	$9,392,305	$9,331,955	$8,141,613	$9,381,307	$7,944,218
Pre-tax pre-provision income ROAA(1)	1.44%	1.58%	1.54%	0.84%	1.50%	1.52%	1.17%
Adjusted pre-tax pre-provision income ROAA(1)	1.59%	1.65%	1.55%	1.39%	1.35%	1.59%	1.18%
Efficiency ratio(1)	59.89%	56.87%	56.58%	74.86%	55.20%	57.79%	64.16%
Adjusted efficiency ratio(1)	55.66%	55.11%	56.52%	58.47%	59.49%	55.76%	63.80%
(1)Non-GAAP measure.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended					Nine Months Ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	September 30, 2022	September 30, 2021
Adjusted net income
Net income (1)(2)	$24,196	$26,712	$48,512	$5,751	$23,170	$99,420	$56,595
Adjustments:
Noninterest expense adjustments	3,601	1,498	52	12,891	(2,937)	5,151	701
Tax impact of adjustments above(3)	(1,065)	(443)	(15)	(3,811)	868	(1,523)	(207)
Tax impact from exercise of stock appreciation rights	—	—	—	—	—	—	(2,093)
Adjustments to net income	2,536	1,055	37	9,080	(2,069)	3,628	(1,599)
Adjusted net income(4)	$26,732	$27,767	$48,549	$14,831	$21,101	$103,048	$54,996

Average assets	$9,408,740	$9,342,696	$9,392,305	$9,331,955	$8,141,613	$9,381,307	$7,944,218
ROAA	1.02%	1.15%	2.09%	0.24%	1.13%	1.42%	0.95%
Adjusted ROAA(4)	1.13%	1.19%	2.10%	0.63%	1.03%	1.47%	0.93%

Adjusted net income available to common stockholders
Net income available to common stockholders	$24,196	$26,712	$43,345	$4,024	$21,443	$94,253	$46,493
Adjustments to net income	2,536	1,055	37	9,080	(2,069)	3,628	(1,599)
Adjustments for impact of preferred stock redemption	—	—	3,747	—	—	3,747	3,347
Adjusted net income available to common stockholders(4)	$26,732	$27,767	$47,129	$13,104	$19,374	$101,628	$48,241

Average diluted common shares	60,492,460	61,600,615	62,906,003	60,690,046	50,909,317	61,659,900	50,821,972
Diluted EPS	$0.40	$0.43	$0.69	$0.07	$0.42	$1.53	$0.91
Adjusted diluted EPS(4)(5)	$0.44	$0.45	$0.75	$0.22	$0.38	$1.65	$0.95
(1)Net income for the three months ended March 31, 2022 includes a $31.3 million pre-tax reversal of credit losses due to the recovery from the settlement of a previously charged-off loan; there is no similar recovery in any of the other periods presented. The Bank previously recognized a $35.1 million charge-off for this loan during the third quarter of 2019.
(2)Net income for the three months ended December 31, 2021 includes an $11.3 million pre-tax charge for the expected lifetime credit losses for non-purchased credit deteriorated loans acquired in the PMB Acquisition; there is no similar charge in any of the other periods presented.
(3)Tax impact of adjustments shown at a statutory tax rate of 29.6%.
(4)Non-GAAP measure.
(5)Represents adjusted net income available to common stockholders divided by average diluted common shares.